UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 26, 2005

TENNANT COMPANY
 (Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Lilac Drive, P.O. Box 1452 Minneapolis, Minnesota	55440
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (763) 540-1200

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

Item 1.01.	Entry into Material Definitive Agreement.

        On October 26, 2005, upon approval of the Compensation Committee (the “Committee”) of Tennant Company (the “Company”), the Company entered into a Retention Agreement with Anthony T. Brausen, the Company’s Vice President and Chief Financial Officer (the “Agreement”). The Agreement provides incentives to Mr. Brausen to remain with the Company through January 6, 2006. In the event of termination of his employment between January 6, 2006 and March 15, 2006, he will receive (i) twelve months of base salary ($289,900) paid in accordance with the Company’s regular payroll schedule, (ii) a lump sum payment of Mr. Brausen’s 2005 short-term incentive award based on actual performance, up to a maximum payout of 200% of target (pay at target performance is set at 45% of base salary), paid no later than March 15, 2006, (iii) a lump sum payment of a 2006 short-term incentive award based on target performance (pay at target performance is set at 45% of base salary) paid no later than March 15, 2007 and (iv) payment of the portion of premiums for medical, dental and life insurance continuation coverage paid by the Company, and provision of disability benefits, for twelve months following termination of employment. The Retention Agreement is attached hereto as Exhibit 10.1.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On October 26, 2005, Mr. Brausen, the Company’s Vice President and Chief Financial Officer, gave notice of his intention to resign from the Company. The news release issued by the Company to announce Mr. Brausen’s intention to resign is attached hereto at Exhibit 99.1.

Item 9.01.

(c)	Exhibits. The following exhibits are filed herewith:

10.1 Retention Agreement between the Company and Anthony T. Brausen.

99.1 News Release dated October 27, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TENNANT COMPANY

Date: November 1, 2005	/s/ Eric A. Blanchard
Eric A. Blanchard Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing

Filed
10.1	Retention Agreement between the Company and Anthony T. Brausen	Electronically

Filed
99.1	News Release dated October 27, 2005	Electronically